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                                                                    EXHIBIT 99.1

                     FORM OF WRITTEN COMPENSATION AGREEMENT

                          ARIBA. INC. 1996 STOCK PLAN
                          NOTICE OF STOCK OPTION GRANT

    You have been granted the following option to purchase Common Stock of Ariba, Inc. (the "Company"):

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Name of Optionee:

Total Number of Shares Granted:

Type of Option:                               Incentive Stock Option

                                              Nonstatutory Stock Option

Exercise Price Per Share:                     $

Date of Grant:

Date Exercisable:                             This option may be exercised, in whole or in
                                              part, at any time after the Date of Grant, but
                                              in no event after the expiration of this
                                              option.

Vesting Commencement Date:

Vesting Schedule:                             The Right of Repurchase shall lapse with
                                              respect to the first 25% of the Shares subject
                                              to this option upon the Optionee's completion
                                              of 12 months of Service from the Vesting
                                              Commencement Date and an additional 2.08333%
                                              of the Shares subject to this option when the
                                              Optionee completes each month of continuous
                                              Service thereafter.

Expiration Date:
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    By your signature and the signature of the Company's representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the 1996 Stock Plan and the Stock Option Agreement, both of which are attached to and made a part of this document.

OPTIONEE:                                     ARIBA, INC.